PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 13, 2000



                             3,109,857 SHARES

                        TRICO MARINE SERVICES, INC.

                               COMMON STOCK


     Trico Marine Services, Inc. is exchanging 3,109,857 shares of common stock for $32,140,000 face amount, plus accrued interest, of its $280 million of 8-1/2% senior notes due 2005. See "Plan of Distribution."

     The common stock trades on the Nasdaq National Market under the trading symbol "TMAR." On June 12, 2000, the last sale price of our common stock as reported on the Nasdaq Stock Market was $10.875

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     Delivery of the common stock will be made on or about June 16, 2000.









         The date of this prospectus supplement is June 13, 2000.

                        FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. STATEMENTS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS CAN SOMETIMES BE IDENTIFIED BY OUR USE OF FORWARD-LOOKING WORDS LIKE "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "INTEND," "MAY," "PLAN" AND SIMILAR EXPRESSIONS. THESE STATEMENTS ARE BASED ON THE BELIEFS AND ASSUMPTIONS OF OUR MANAGEMENT AND ON INFORMATION CURRENTLY AVAILABLE TO US.

     FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. OUR FUTURE RESULTS AND STOCKHOLDER VALUE MAY DIFFER SIGNIFICANTLY FROM THOSE EXPRESSED IN OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND IN THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND OUR ABILITY TO CONTROL OR PREDICT. WE CAUTION YOU THAT A NUMBER OF IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS TO BE VERY DIFFERENT FROM AND WORSE THAN OUR EXPECTATIONS EXPRESSED IN OR IMPLIED BY ANY FORWARD-LOOKING STATEMENT. SOME OF THESE FACTORS ARE LISTED UNDER "RISK FACTORS" AND ELSEWHERE IN THE ACCOMPANYING PROSPECTUS. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ONLY ON OUR CURRENT EXPECTATIONS. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE, AND WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE ANY OF THEM IN LIGHT OF NEW INFORMATION OR FUTURE EVENTS.

     YOU SHOULD READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS AS DESCRIBED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION." TO FULLY UNDERSTAND THIS OFFERING, YOU SHOULD READ ALL OF THESE DOCUMENTS.
THE TERMS "TRICO," "WE," "US" AND "OUR" AS USED IN THIS PROSPECTUS REFER TO TRICO MARINE SERVICES, INC., INCLUDING OUR SUBSIDIARIES.

                               THE COMPANY

     We are a leading provider of marine support vessels to the oil and gas industry in the U.S. Gulf of Mexico, the North Sea and Latin America. The services provided by our diversified fleet include:

        * the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities;

        * towing drilling rigs and equipment from one location to another;
          and

        * support for the construction, installation, maintenance and removal of offshore facilities.

     Since our initial public offering in May 1996, we have pursued a strategy of growth through acquisitions. As a result of these acquisitions, we are now the second largest owner and operator of supply boats in the U.S. Gulf of Mexico and a leading operator in the North Sea. We currently have a total fleet of 94 vessels (not including the lift boats described below), including 54 supply vessels, 11 large capacity platform supply vessels, seven large anchor handling, towing and supply vessels, 13 crew boats and nine line-handling vessels. We recently sold four lift boats, and are in the process of selling our two remaining lift boats.

                           PLAN OF DISTRIBUTION


     The Company will exchange an aggregate of 3,109,857 shares of common stock for $32,140,000 face amount, plus accrued interest, of its $280 million of 8-1/2% senior notes due 2005 with a bondholder group. As a condition of the exchange each of the bondholders in the group has agreed to refrain from selling any of the shares of common stock acquired in the exchange for a period of 30 days after June 16, 2000.




                               LEGAL MATTERS

     Certain legal matters in connection with this exchange will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carre`re & Dene`gre, L.L.P.